News Release

21st Century Insurance Group Announces Third Quarter Results and Plans to Enter New Markets in 2006

WOODLAND HILLS, Calif., Oct 26, 2005 (BUSINESS WIRE) -- 21st Century Insurance Group (NYSE:TW) today reported net income of $21.1 million ($0.25 per basic share) for the third quarter of 2005, compared to $24.6 million ($0.29 per basic share) for the same period in 2004. The third quarter of 2004 included a $4.9 million reduction in income tax expense ($0.06 per basic share) associated with the resolution of California legislation (AB 263) related to holding company taxes on dividends from insurance subsidiaries. The 2005 third quarter results include net realized capital losses of $0.9 million, compared to net realized capital losses of $0.2 million for the same period in 2004. For the nine months ended September 30, 2005, net income was $61.0 million ($0.71 per basic share), compared to $65.8 million ($0.77 per basic share) for the same period in 2004. The 2005 results include net realized capital losses of $2.7 million, compared to net realized capital gains of $8.8 million for the same period in 2004.

The GAAP combined ratio was 95.2% in the third quarter of 2005, compared to 95.1% for the same period in 2004. For the nine-month period ending on September 30, 2005, the Company's GAAP combined ratio was 95.5%, compared to 95.4% for the same period in 2004.

In the third quarter of 2005, direct premiums written of $349.1 million represented a 0.9% increase over the $346.0 million written in the same period of 2004. California direct premiums written in the third quarter of 2005 decreased by 2.2% to $326.0 million, compared to $333.3 million for the same period in 2004. Direct premiums written outside of California increased 82% to $23.1 million compared to $12.7 million in the third quarter of 2004.

"Our new markets outside of California are performing well," said President & Chief Executive Officer Bruce Marlow. "We intend to enter three additional states in the second quarter of 2006 and three states in the third quarter. By mid 2006, we expect to be actively marketing in 50% of the total U.S. personal auto market, up from 30% currently. The conversion of our California personal auto policies to our new policy processing system is nearing completion, with over 90% of policies converted," added Marlow.

Stockholders' equity at September 30, 2005 increased 5.0% to $813.0 million, compared to $774.4 million at December 31, 2004. Book value per share at September 30, 2005 improved 4.5% to $9.47 per share from $9.06 per share at December 31, 2004. Statutory surplus increased 7.3% to $657.7 million at September 30, 2005 from $614.9 million at December 31, 2004. The ratio of net premiums written to statutory surplus improved from 2.2 at December 31, 2004 to 2.1 at September 30, 2005.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.3 billion of revenue in 2004, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at http://www.21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE. Service is offered in English and Spanish both on the phone and on the web, 24 hours a day, 365 days a year. 21st Century Insurance Company and 21st Century Casualty Company are rated A+ by Standard & Poor's. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:

Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make, statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Other important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; changes in consumer preferences or buying habits; adverse underwriting and claims experience, including experience as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Southern California; information system problems, including failures to implement information technology projects on time and within budget; control environment failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for necessary licenses, rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company's ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at http://www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:

The Company may have included financial measures and other information in this document that may not be presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes these financial measures and other information may enhance investors' understanding of the Company's operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued and in effect during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the terms of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period for the Company's insurance entities, determined in accordance with Statutory Accounting Principles, as prescribed by insurance regulatory authorities. Stockholders' Equity is the most directly comparable GAAP measure. Statutory Surplus is presented as supplemental information and is not intended to replace Stockholders' Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in the supplemental schedules.

(C) 2005 by 21st Century Insurance Group. All rights reserved

Exhibit A

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands)
(Unaudited)

	Quarter Ended September 30,		9 Months Ended September 30,

	2005	2004	2005	2004

Direct premiums written	$349,118	$345,982	$1,029,904	$1,011,435
Net premiums written	$347,827	$344,718	$1,026,246	$1,007,845
Net premiums earned	$344,102	$333,440	$1,017,311	$978,681
Net loss and loss adjustment expenses	258,105	252,359	757,420	744,429

Underwriting expenses	69,638	64,808	213,839	189,524
Underwriting profit	16,359	16,273	46,052	44,728

Net investment income	17,042	15,118	51,085	42,579
Other (loss) income	(3)	-	364	-
Realized investment (losses) gains	(939)	(162)	(2,666)	8,821
Interest and fees expense	(1,988)	(2,116)	(6,076)	(6,527)
Income before provision for income taxes	30,471	29,113	88,759	89,601

Provision for income taxes	(9,369)	(4,554)	(27,725)	(23,843)
Net income	$21,102	$24,559	$61,034	$65,758

Net income per common share - basic	$0.25	$0.29	$0.71	$0.77
Net income per common share - diluted	$0.24	$0.29	$0.71	$0.77

Loss and loss adjustment expense ratio	75.0%	75.7%	74.5%	76.1%
Underwriting expense ratio	20.2%	19.4%	21.0%	19.3%
Combined ratio	95.2%	95.1%	95.5%	95.4%

Reconciliation of direct premiums written to net premiums earned

Direct premiums written	$349,118	$345,982	$1,029,904	$1,011,435
Ceded premiums written	(1,291)	(1,264)	(3,658)	(3,590)
Net premiums written	347,827	344,718	1,026,246	1,007,845
Net change in unearned premiums	(3,725)	(11,278)	(8,935)	(29,164)
Net premiums earned	$344,102	$333,440	$1,017,311	$978,681

Net losses and loss adjustment expenses
Current accident year	$259,301	$255,786	$778,203	$747,326
Prior accident years	(1,196)	(3,427)	(20,783)	(2,897)
Net losses and loss adjustment expenses	$258,105	$252,359	$757,420	$744,429

Exhibit B

21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except ratio and share data)
(Unaudited)

Balance Sheet Data	As of September 30, 2005	As of December 31, 2004
Total investments	$1,396,791	$1,384,215
Total assets	$1,921,670	$1,864,314
Unrealized gain, net of taxes	$(1,095)	$14,412
Stockholders' equity	$813,018	$774,401
Number of common shares outstanding	85,835,038	85,489,061
Book value per share	$9.47	$9.06

Additional Information
Statutory surplus	$657,666	$614,893
Ratio of net premiums written to statutory surplus ratio	2.1	2.2

California vehicles in force	1,447	1,461
Non-California vehicles in force	118	65
Total vehicles in force	1,565	1,526
Auto renewal ratio - Quarter ended 9/30/05 & 12/31/04	92%	92%

Auto renewal ratio - 9 months ended 9/30/05 and 12 months ended 12/31/04	92%	92%

Reconciliation of stockholders' equity to statutory surplus
Stockholders' equity - GAAP	$813,018	$774,401
Condensed adjustments to reconcile GAAP stockholders' equity to statutory surplus:
Equity in non-insurance entities	22,073	8,082
Net difference due to capital lease obligation	3,095	2,961
Difference in net unrealized gain (loss) on investments	644	(21,709)
Deferred policy acquisition costs	(63,760)	(58,759)
Difference in net deferred tax assets	38,394	50,712
Assets nonadmitted for statutory purposes	(155,798)	(140,795)
Statutory surplus	$657,666	$614,893

Exhibit C

21st Century Insurance Group and Subsidiaries
Condensed Consolidated Statement of Cash Flows - All Lines
(amounts in thousands)
(Unaudited)

	Quarter Ended September 30,		9 Months Ended September 30,
Operating activities	2005	2004	2005	2004
Direct premiums collected	$337,295	$336,752	$1,017,110	$999,831
Investment income collected	19,659	16,688	58,268	47,084
Ceded losses and LAE collected	238	1,241	2,409	5,004
Ceded premiums paid	(326)	(338)	(979)	(1,180)
Direct losses and LAE paid	(232,748)	(228,921)	(730,333)	(696,787)
Underwriting expenses paid	(61,665)	(61,605)	(200,330)	(180,143)
Income taxes (paid) refunded	(9,847)	(10,006)	(19,281)	474
Interest paid	(478)	(633)	(4,495)	(5,072)
Net cash provided by operating activities	52,128	53,178	122,369	169,211
Investing activities
Investments available-for-sale
Purchases	(96,208)	(116,450)	(333,513)	(809,793)
Calls or maturities	7,236	2,323	24,461	29,847
Sales	82,947	10,381	262,827	623,157
Purchases of property and equipment	(19,948)	(10,589)	(32,539)	(29,567)
Net cash used in investing activities	(25,973)	(114,335)	(78,764)	(186,356)
Financing activities
Repayment of debt	(3,390)	(2,878)	(9,343)	(8,495)
Dividends paid (per share: $0.08 and $0.06)	(4)	-	(6,850)	(5,126)
Proceeds from the exercise of stock options	1,181	103	3,155	510
Net cash used in financing activities	(2,213)	(2,775)	(13,038)	(13,111)

Net increase (decrease) in cash and cash equivalents	23,942	(63,932)	30,567	(30,256)

Cash and cash equivalents, beginning of period	41,322	98,686	34,697	65,010
Cash and cash equivalents, end of period	$65,264	$34,754	$65,264	$34,754

Reconciliation of net income to net cash provided by operating activities:

Operating activities
Net income	$21,102	$24,559	$61,034	$65,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,507	5,500	24,502	16,182
Net amortization of investment premiums and discounts	2,365	1,944	7,205	4,865
Amortization of restricted stock grants	100	99	238	297
Provision for deferred income taxes	4,784	4,505	10,687	18,781
Realized losses (gains) on sale of investments	1,062	245	2,779	(8,738)
Changes in assets and liabilities:
Premium receivable	(11,400)	(9,422)	(11,166)	(12,390)
Deferred policy acquisition costs	(1,555)	(2,782)	(5,001)	(5,824)
Reinsurance balances	(184)	376	1,193	4,009
Federal income taxes	(1,019)	(5,154)	(1,088)	697
Other assets	1,482	(2,420)	6,723	(110)
Unpaid losses and loss adjustment expenses	22,092	24,131	22,072	47,757
Unearned premiums	3,812	11,342	9,019	29,215
Claims checks payable	2,144	(1,982)	1,974	(5,560)
Other liabilities	(2,164)	2,237	(7,802)	14,272

Net cash provided by operating activities	$52,128	$53,178	$122,369	$169,211

SOURCE: 21st Century Insurance Group

21st Century Insurance Group
Tony Tomich, 818-673-3996